EXHIBIT 99

FOR IMMEDIATE RELEASE

May 31, 2007

Company:	Dominion

Contacts:
Media:	Dan Donovan, (412) 951-1080, ddonovan@dom.com
Analysts:	Fiona McCarthy, (804) 819-2447, Fiona.R.McCarthy@dom.com

DOMINION TO STREAMLINE CORPORATE STRUCTURE
BY MERGING CNG SUBSIDIARY INTO HOLDING COMPANY

RICHMOND, Va. - Dominion (NYSE:D) announced today that it intends to merge its wholly owned subsidiary, Consolidated Natural Gas Company, into the parent holding company, Dominion Resources, Inc., as part of a move to streamline its corporate structure.

The merger is targeted for the second to third quarter of the year. Dominion will then assume all obligations related to CNG debt, as well as any other financial obligations such as guarantees. Also, first-tier CNG subsidiaries will become first-tier Dominion subsidiaries instead of second-tier subsidiaries.

Thomas F. Farrell II, chairman, president and chief executive officer, said:

"This move will simplify our corporate structure and help us operate more efficiently. It will reduce the number of legal filings, save audit expenses and enable us to conduct all public financing activities through two entities - Dominion Resources, Inc. and Virginia Electric and Power Company - instead of three. As we divest E&P assets this year, it is an appropriate time to take this simplifying step."

Dominion is one of the nation's largest producers of energy, with a portfolio of about 26,500 megawatts of generation, about 6.5 trillion cubic feet equivalent of proved natural gas reserves and 7,800 miles of natural gas transmission pipeline.  Dominion also owns and operates the nation's largest underground natural gas storage system with about 960 billion cubic feet of storage capacity and serves retail energy customers in 11 states.  For more information about Dominion, visit the company's Web site at http://www.dom.com.

This release contains certain forward-looking statements concerning our expectations for the future that are subject to certain risks and uncertainties that may cause actual results to differ from those predicted. Our forward-looking statements are based on our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements because the assumptions and expectations about future events may differ materially from actual results.

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